Exhibit 99.1

       PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. NAMES RICHARD G. SCALISE
AS HEAD OF THE FROZEN BAKERY PRODUCTS SEGMENT

St. Louis, MO, June 27, 2005. . .Ralcorp Holdings, Inc. (NYSE:RAH) announced today the hiring of Richard G. Scalise as Corporate Vice President; and President of Frozen Bakery Products.

Mr. Scalise will join the Company on June 27, 2005. He will be responsible for managing and developing the Company’s Frozen Bakery Products segment and will report to Kevin J. Hunt, Co-Chief Executive Officer and President of Ralcorp. Mr. Scalise joins the Company after serving the last eight years with ConAgra Foods, Inc. He served as President/COO of ConAgra’s Refrigerated Food Group business since 2003 and as President/COO of ConAgra’s Dairy Foods Group from 2000 to 2003. Mr. Scalise started his career with General Foods Corporation in sales after graduating from Loras College, Dubuque, Iowa, with a BA in Political Science. He moved to Armour Swift-Eckrich in 1985 where he held management positions of increasing responsibility leading to the role of EVP and General Manager of the Deli Food Service division in 1993. In 1994 he joined H & M Food Systems as President and COO where he grew the business until it was sold to Food Brands in 1997. After the sale, he rejoined ConAgra Foods as President of the Food Service and Deli businesses.

Mr. Hunt commented on the hiring of Mr. Scalise: "We are delighted Ralcorp continues to attract exceptional talent to its leadership team. I am confident that Rich’s demonstrated leadership and experience in the foodservice business will be a major contribution to the future growth of our business, and we look forward to working with him as we pursue new and exciting initiatives."

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; and frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.